SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 19, 2002
Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION
(Exact Name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation or organization)	( I.R.S. Employer Identification Number)

48720 Kato Road, Fremont, CA 94538
(Address of principal executive offices, Zip Code)

(510) 668-7000
(Registrant’s telephone number, including area code)

Item 9.    Regulation FD Disclosure

Inventory Write-off

For the three months ending September 30, 2002, Exar (the “Company”) intends to charge to Cost of Goods Sold (“COGS”) a write-off of approximately $2.5 million in inventory due to ongoing weakness and limited visibility in the telecom market. During the current quarter, the Company received several cancellations for its networking products indicative of the difficult market environment. In addition, several major telecom OEMs, many of which are Exar’s customers, have announced lowered revenue expectations in the quarter.

Asset Impairment

Exar retained an independent third party to assist in determining the fair market value of a private, development stage company in which the Company has a 16% equity investment. As a consequence, the Company intends to write-off approximately $35.0 million of its equity investment from $40.3 million to approximately $5.0 million. The Company intends to take the entire charge against its earnings for the three months ending September 30, 2002.

Business Outlook

For the three months ending September 30, 2002, Exar expects an earnings per share (“EPS”) loss of approximately $(0.90) including these charges. The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to the risks and uncertainties described below.

Safe Harbor Statement

In addition to the Company’s statements about its future financial performance, this report contains forward-looking statements that involve risks and uncertainties, including global economic and industry conditions, such as the level of capital spending, specifically in the telecommunications, data communications and video and imaging markets; possible disruption in commercial activities as a consequence of terrorist activity and armed conflict; eroding interests rates impacting the Company’s Other Income; customer/contract manufacturer/distributor inventory levels and the rate at which these inventory levels decline; successful development, market acceptance and demand for the Company’s products; competitive factors, such as pricing or competing solutions; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the Form 10-K for the year ended March 31, 2002 and Form 10-Q for the quarter ended June 30, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

EXAR CORPORATION

By:	/s/ RONALD W. GUIRE
Ronald W. Guire Executive Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial and Accounting Officer)

Date: September 19, 2002